Exhibit 5.1

November 13, 2026

Westwater Resources, Inc.

7000 East Belleview Avenue, Suite 220

Greenwood Village, Colorado 80111

Ladies and Gentlemen,

We have acted as counsel for Westwater Resources, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof in connection with the offer and resale from time to time, pursuant to Rule 415 under the Securities Act, by Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Investor”), of up to 26,141,858 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, consisting of (a) 600,000 shares of Common Stock that the Company issued to the Investor upon execution of the Purchase Agreement (as defined below) as consideration for the Investor’s commitment to purchase shares of Common Stock thereunder (the “Initial Commitment Shares”), (b) up to 1,400,000 shares of Common Stock that the Company may issue to the Investor from time to time in connection with purchases of Common Stock by the Investor under the Purchase Agreement, as additional consideration for such commitment (the “Additional Commitment Shares”), and (c) up to 24,141,858 shares of Common Stock that the Company may, in its sole discretion, elect to issue and sell to the Investor from time to time under the Purchase Agreement (the “Purchase Shares” and, together with the Initial Commitment Shares and the Additional Commitment Shares, the “Securities”), in each case pursuant to the Purchase Agreement, dated November 10, 2026, by and between the Company and the Investor (the “Purchase Agreement”). All capitalized terms that are not defined herein shall have the meanings assigned to them in the Registration Statement or in the Purchase Agreement. We have also participated in the preparation of a Prospectus (the “Prospectus”) relating to the Securities, which is contained in the Registration Statement to which this opinion is an exhibit. The Securities may be offered for resale by the Investor from time to time as described in the Prospectus and in any supplements (each a “Prospectus Supplement”) to the Prospectus.

1.            Documents Reviewed

In connection with the opinions hereinafter expressed, we have examined, among other things:

1.1          the Restated Certificate of Incorporation of the Company, as amended (the “Charter”);

1.2          the Amended and Restated Bylaws of the Company (the “Bylaws” and, together with the Charter, the “Organizational Documents”);

1.3          the Registration Statement and the Prospectus;

1.4          the Purchase Agreement and the Registration Rights Agreement, dated as of November 10, 2026, by and between the Company and the Investor;

1.5          originals, or copies certified or otherwise identified, of the records and minute books of the Company, as furnished to us by the Company;

1.6          originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company; and

WWR 2026 ELOC 5.1

1.7          such other documents and questions of law as we have deemed necessary or appropriate for purposes of this opinion.

As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

2.             Assumptions

In conducting our examination and in connection with the opinions hereinafter expressed, we have assumed that:

2.1          each document submitted to us for review that is an original is authentic, each such document that is a copy conforms to an authentic original, all signatures on each such document are genuine, and all natural persons executing such documents have the requisite legal capacity;

2.2          the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective, and no stop order suspending its effectiveness will have been issued and remain in effect;

2.3          any Prospectus Supplement required by applicable law will have been prepared and filed with the Commission;

2.4          the Organizational Documents will not have been amended after the date hereof in a manner that would affect the opinions expressed herein; and

2.5          at the time of each issuance of Additional Commitment Shares or Purchase Shares, the corporate action of the Company authorizing the Purchase Agreement and the issuance of the Securities will remain in full force and effect and will not have been modified or rescinded.

3.             Opinions

Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we advise you that, in our opinion:

3.1          the Initial Commitment Shares are validly issued, fully paid, and non-assessable.

3.2          the Additional Commitment Shares, when issued and delivered to the Investor in accordance with the terms of the Purchase Agreement, and the Purchase Shares, when issued and delivered to the Investor in accordance with the terms of the Purchase Agreement against receipt by the Company of the purchase price therefor provided for in the Purchase Agreement, will be validly issued, fully paid, and non-assessable.

4.            Exceptions, Limitations, and Qualifications

4.1          The foregoing opinions are limited to the General Corporation Law of the State of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion as to the laws of any other jurisdiction. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same.

4.2          We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ Jones Walker LLP

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